UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  January 28, 2014
AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireless and wireline telecommunications services and equipment both domestically and internationally.

We announced on January 28, 2014 that fourth-quarter 2013 net income attributable to AT&T totaled $6.9 billion, or $1.31 per diluted share. Fourth-quarter 2013 included net income per share of $0.78 resulting from the following significant items: noncash gains of approximately $7.6 billion for the annual adjustment related to pension and postemployment benefit accounting, gains on the sale of investments of $149 million, debt tender charges of $581 million, and special termination and other employee-related charges of $501 million. These results compare with a reported net loss attributable to AT&T of $3.9 billion, or $0.68 per diluted share, in the fourth quarter of 2012. For the full year 2013, net income attributable to AT&T was $18.2 billion versus $7.3 billion in 2012; earnings per diluted share were $3.39 compared with $1.25 for 2012.

On a reported basis, our fourth-quarter 2013 revenues were $33.2 billion, up 1.8 percent from the fourth-quarter 2012 and full-year 2013 revenues were $128.8 billion, compared with $127.4 billion for the previous full year. Fourth quarter and full year 2013 revenues reflect increased wireless data and equipment revenue and wireline data revenues partially offset by declines in wireline voice and wireless voice and text revenues. Compared with results for the fourth quarter of 2012, operating expenses were $20.9 billion versus $38.5 billion and full year 2013 operating expenses were $98.3 billion versus $114.4 billion; fourth quarter operating income was $12.2 billion, improved from a loss of $6.0 billion; and AT&T's operating income margin was 36.9 percent, compared to (18.3) percent. These quarter variances are primarily due to the annual noncash actuarial adjustments of our benefit plans. For the full year, cash from operating activities was $34.8 billion, down from a record $39.2 billion in 2012, reflecting higher cash tax payments, timing of working capital payments and wireless device financing related to our AT&T Next program.

Revenues from our Wireless segment for the fourth-quarter 2013 were $18.4 billion, up 4.5 percent versus the year-ago quarter. The increase in revenues reflected an increase in net subscribers and continued strong growth in data revenues. Fourth-quarter 2013 wireless operating expenses totaled $14.5 billion, down 3.9 percent versus the fourth quarter of 2012. AT&T’s wireless operating income margin was 21.4 percent compared to 14.5 percent in the year-ago quarter, reflecting lower smartphone sales and upgrades, revenue growth and the impact of AT&T Next.

We recorded a net gain of 809,000 wireless subscribers in the fourth quarter of 2013, bringing our customer base to approximately 110.4 million at December 31, 2013, compared to 107.0 million at December 31, 2012. During the fourth quarter, postpaid subscriber net adds were 566,000 and net adds for connected devices were 398,000. Reseller had a net loss of 123,000, which was primarily due to losses in the low-end categories, and prepaid had a net loss of 32,000 primarily due to declines in prepaid tablets. Fourth-quarter postpaid net adds reflect the continued adoption of smartphones and tablets; total tablet (prepaid and postpaid) net adds were 440,000. For the quarter, average revenue per postpaid subscriber increased 2.1 percent versus the year-earlier quarter due to continued data growth.

During the fourth quarter of 2013, smartphone sales were 7.9 million. At the end of the quarter, approximately 73 percent, or 37.7 million, of postpaid smartphone subscribers are on usage-based data plans, compared to about 67 percent, or 31.7 million, a year ago.

Postpaid churn was 1.11 percent, compared to 1.19 percent in the year-ago fourth quarter and 1.07 percent in the third quarter of 2013. Total customer churn was 1.43 percent versus 1.42 percent in the fourth quarter of 2012 and 1.31 percent in the third quarter of 2013.

Revenues from our Wireline segment for the fourth quarter of 2013 were $14.7 billion, a 1.4 percent decrease from the year-ago quarter and were up 0.3 on a sequential quarterly basis. Revenues from our wireline business customers were $8.8 billion, a decrease of 3.4 percent from the year-ago quarter, reflecting continued declines in older circuit-based data services and voice partially offset by increases in Internet-Protocol-based data services. Revenues from our wireline consumer customers were $5.6 billion, an increase of 2.9 percent compared to the fourth-quarter 2012, driven by a continued increase in broadband and video revenues partially offset by the decline in voice revenues.

At December 31, 2013, our total switched access lines were 24.6 million compared with 29.3 million at December 31, 2012. The decline reflects continuing economic pressures on our customers as well as customers switching to another AT&T product, like wireless and Voice over Internet Protocol (VoIP) and increasing competition from other wireless, VoIP and cable providers. Our total broadband connections were 16.4 million at December 31, 2013 and 2012. U-verse High Speed Internet subscribers totaled 10.4 million at December 31, 2013, and now represent 63 percent of our total broadband base. At December 31, 2013, the number of U-verse video subscribers totaled 5.5 million, with a net gain of 194,000 subscribers in the fourth quarter of 2013. U-verse video penetration of customer locations continues to grow and was 21.1 percent at December 31, 2013. The number of U-verse voice connections (which use VoIP technology and therefore are not included in the access line total) increased by 232,000 in the quarter to reach 3.8 million.

Fourth-quarter wireline operating expenses totaled $13.3 billion, up 1.0 percent from the year-ago quarter. AT&T’s wireline operating margin was 9.9 percent, compared to 12.0 percent in the year-earlier quarter, down primarily due to continued declines in voice revenues, customer growth-related costs and costs incurred as part of Project VIP.

Repurchases of our common stock under our previously announced share repurchase authorization by our Board of Directors totaled 54 million shares, or $1.9 billion during the fourth quarter of 2013. For the year-ended December 31, 2013, we repurchased a total of 366 million shares, or $13.0 billion. Approximately 163 million shares remain on the existing authorization.

We expect that our total capital expenditures in 2014 to be in the $21 billion range, led by investments in our previously announced Project Velocity IP (VIP) growth. We expect consolidated revenue growth in the 2 to 3 percent range with continued strength in wireless service and wireline consumer revenues. We expect consolidated margins to remain stable, with continued improvement in wireless margins helping offset Project VIP pressure in wireline. Expectations do not assume any economic improvement. Our guidance excludes pension and postemployment actuarial gains and losses, pending acquisitions and dispositions as well as any other significant items in year-over-year comparisons. We also expect to continue to opportunistically repurchase our common stock under our previously announced share repurchase authorization by our Board of Directors.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)   Exhibits

99.1  AT&T Inc. selected financial statements and operating data.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: January 28, 2014	By: /s/ Paul W. Stephens Paul W. Stephens Senior Vice President and Controller